SUBSIDIARIES OF THE REGISTRANT


                                     State of               Other Names
          Name                     Incorporation         Used in Business
          ----                     -------------         ----------------

Simplex Medical Systems, Inc.         Florida                  None

Analyte Diagnostics, Inc.             Florida                  None

IRT Management Corp.                  Florida                  None